Exhibit 16.1

October 31, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by YXT.COM Group Holding Limited (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Form 6-K of YXT.COM Group Holding Limited dated October 31, 2024. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/PricewaterhouseCoopers Zhong Tian LLP

Shanghai, People’s Republic of China

Attachment

Change in Independent Registered Public Accounting Firm

On October 31, 2024, YXT.COM Group Holding Limited (the “Company”) dismissed PricewaterhouseCoopers Zhong Tian LLP (“PwC”) as its independent registered public accounting firm. The Company has appointed Marcum Asia CPAs LLP (“Marcum Asia”) as its independent registered public accounting firm, effective on October 31, 2024. The change in the independent registered public accounting firm was made after a careful consideration and evaluation process by the Company and has been recommended by the audit committee of the board of directors of the Company and approved by the board of directors of the Company. Marcum Asia is engaged to audit and report on the consolidated financial statements of the Company for the fiscal year ending December 31, 2024. The audit reports issued by PwC on the Company’s consolidated financial statements for the fiscal years ended December 31, 2022 and 2023 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended December 31, 2022 and 2023, and subsequent interim period through October 31, 2024, there were no “disagreements” (as that term is defined in Item 16F (a)(1)(iv) of Form 20-F and the related instructions) between the Company and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreement in its reports on the Company’s consolidated financial statements. In addition, during the fiscal years ended December 31, 2022 and 2023, and the subsequent interim period through October 31, 2024, there were no reportable events as set forth in Item 16F(a)(1)(v)(A) through (D) of Form 20-F, except for material weaknesses identified in the Company’s internal control over financial reporting, which arose from: (i) lack of sufficient competent financial reporting and accounting personnel with appropriate knowledge of U.S. GAAP and financial reporting requirements set forth by the Securities and Exchange Commission(the “SEC”) to address complex U.S. GAAP technical accounting issues and to prepare and review consolidated financial statements, including disclosure notes, in accordance with U.S. GAAP and financial reporting requirements set forth by the SEC, and (ii) lack of formal and effective financial closing policies and procedures, specifically those related to period-end expenses cut-off and accruals, consolidation process and financial statement disclosures, as reported on its prospectus filed under Rule 424(b)(4) with the SEC on August 16, 2024. These material weaknesses have been discussed between the board of directors of the Company and PwC. The Company has authorized PwC to respond fully to the inquiries of Marcum Asia concerning the subject matter of these material weaknesses.

The Company provided PwC with a copy of the disclosures it is making in this report on Form 6-K and requested that PwC furnish a letter addressed to the SEC stating whether or not it agrees with the statements made herein. A copy of PwC’s letter, dated October 31, 2024, is attached as Exhibit 16.1 to this report on Form 6-K.

During the Company’s fiscal years ended December 31, 2022 and 2023 and the subsequent interim period through October 31, 2024, neither the Company nor anyone on its behalf has consulted with Marcum Asia on either (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company by Marcum Asia which Marcum Asia concluded as an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (b) any matter that was either the subject of a disagreement, as that term is defined in Item 16F(a)(1)(iv) of Form 20-F (and the related instructions thereto) or a reportable event as set forth in Item 16F(a)(1)(v)(A) through (D) of Form 20-F.

The Company intends to use this Form 6-K and the accompanying exhibit to satisfy its reporting obligations under Item 16F of its Form 20-F for the year ending December 31, 2024 to the extent provided in and permitted by Paragraph 2 of the Instructions to Item 16F of Form 20-F and plans to incorporate Exhibit 16.1 by reference into such Form 20-F to the extent necessary to satisfy such reporting obligations.